Exhibit 10.11

Portions Subject to Confidential Treatment Request Under Rule 24b-2

1311 Mamaroneck Avenue, Suite 310 White Plains, NY 10605 USA www.lls.org	303B College Road East Princeton, NJ 08540 USA www.celatorpharma.com

DEFINITIVE AGREEMENT

This Definitive Agreement (the “Agreement”) is made as of the 27th day of June, 2012 (the “Effective Date”) by and between The Leukemia and Lymphoma Society, a New York nonprofit corporation with its principal place of business at 1311 Mamaroneck Avenue, White Plains, New York 10605, United States of America (“LLS”) and Celator Pharmaceuticals, Inc., a Delaware corporation with its principal place of business at 303B College Road East, Princeton, NJ 08540 (“Company”). LLS and Company are sometimes hereinafter referred to individually as the “Party” and together as the “Parties”.

WHEREAS, LLS is a national voluntary health agency which, among other activities encourages and sponsors research relating to leukemia, lymphoma, Hodgkin’s disease and myeloma and to increase understanding and public awareness of the disease by, among other means, making grants, business alliances to support research and education efforts to the public about blood cancers. To further this mission, LLS provides research funding to entities that can demonstrate through LLS’s review process that their proposed research project holds scientific promise to advance LLS’s effort to find treatments and cures for blood cancers and its complications.

WHEREAS, Company is in the business of developing and commercializing pharmaceutical products and/or biotechnology products and has received funding from LLS pursuant to Definitive Agreement dated as of January 15, 2009 as amended on September 4, 2009 (collectively the “2009 Agreement”) to conduct a human clinical trial of CPX-351 (cytarabine:daunorubicin);

WHEREAS, Company has submitted a project proposal for funding a Phase III clinical trial in persons with secondary acute myelogenous leukemia in order to accumulate data necessary to file a New Drug Application with the FDA attached hereto as Exhibit A (Phase III Clinical Trial Plan as laid out in Company Proposal), and such Clinical Trial Plan has been approved as the Research Program by LLS through its Therapy Acceleration Program Committee; and

WHEREAS, nothing in this Agreement shall restrict LLS from funding other research and development efforts, including without limitation efforts by other researchers, companies or entities that fall within the scope of the Research Program.

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NOW, THEREFORE, in consideration of the mutual premises herein contained and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties agree as follows.

1.	Certain Definitions.

1.1 “Confidential Information” means any scientific, technical, trade or business information possessed, obtained by, developed for or given to the other party which is treated by the disclosing party as confidential or proprietary including, without limitation, Proprietary Material, Research Results, research materials and developments, formulations, techniques, methodology, assay systems, formulae, procedures, tests, equipment, data, reports, know-how, sources of supply, patent positioning, relationships with consultants and employees, business plans and business developments, information concerning the existence, scope or activities of any research, development, manufacturing, marketing or other projects of either party, and any other confidential information about or belonging to either party’s suppliers, licensors, licensees, partners, affiliates, customers, potential customers or others. All information of a confidential or proprietary nature supplied in written, electronic, oral or visual form pursuant to this Agreement shall be considered as being Confidential Information.

1.2 “Deliverables” means any and all items prepared or required to be delivered in accordance with Exhibit B attached hereto and are collectively referred to herein as the Deliverables.

1.3 “Field” means acute myelogenous leukemia.

1.4 “First Commercial Sale” means the first sale for end use of the Product in a Major Market in the Field after receipt of the requisite regulatory approvals. Sales for test marketing, sampling and promotional uses, clinical trial purposes or compassionate or similar use shall not be considered to constitute a First Commercial Sale.

1.5 “Intellectual Property Rights” means any and all rights in and to discoveries, concepts, ideas, Proprietary Material, developments, specifications, methods, drawings, designs, flow charts, diagrams, models, formulae, procedures, processes, schematics, specifications, algorithms, apparatus, inventions, ideas, know-how, materials, techniques, methodologies, modifications, improvements, works of authorship and data (whether or not protectable under patent, copyright, trade secrecy or similar laws), including Patents, utility models, and registered and unregistered designs, including mask works, copyrights, trade secrets, design history, manufacturing documentation, and any other form of protection afforded by law to inventions, models, designs, works of authorship, databases or technical information and applications and registrations with respect thereto.

1.6 “Liquidity Event” means (a) an acquisition or exclusive license or transfer of all or substantially all of the assets of Company relating to the Product, or (b) a transaction or series of transactions involving Company or its outstanding capital stock, whether by consolidation, merger, purchase of shares of capital stock or other reorganization or combination or otherwise, in which in each case the holders of the Company’s outstanding capital stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the entity surviving such transaction.

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1.7 “Major Market” means each of the United States, a Major European Country or Japan. A “Major European Country” shall mean any of France, Germany, Italy, Spain or the United Kingdom.

1.8 “Milestones” means achievement of an agreed upon milestone pertaining to the Deliverables and Milestones as outlined in Exhibit B and herein referred collectively as the achievement of Milestones.

1.9 “Net Sales” means the gross amount invoiced on sales or other dispositions of the Product in the Field by Company and its affiliates from non-affiliate third party customers, less customary deductions as determined in accordance with Generally Accepted Accounting Principles (“GAAP”) and as generally and consistently applied throughout Company’s organization, limited to the following: (i) customary trade, quantity, or cash discounts and commissions to non-affiliated brokers or agents to the extent actually allowed and taken; (ii) amounts repaid or credited by reason of rejection or return; (iii) to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes or other governmental charges levied on the production, sale, transportation, delivery, or use of a product which is paid by or on behalf of Company; and (iv) outbound transportation costs prepaid or allowed and costs of insurance in transit.

1.9.1 Should Product be in a combination package containing other therapeutically active materials than Product, the “Net Sales Price”, for the purpose of determining payments due to LLS on the Product within that combination package, shall be calculated by multiplying the Net Sales Price of that combination package by the fraction A/A+B; where A is the net selling price, during the period in question to which the payment refers, of the Product sold separately and B is the aggregate of the net selling prices, during the payment period in question, of the other therapeutically active materials sold separately.”

1.10 “Product” means Company’s proprietary compound identified as CPX-351, including any metabolites, prodrugs, free forms, salts, solvates, hydrates, anhydrous forms, optical isomers and polymorphs thereof.

1.11 “Project Inventions” means any and all new discoveries, concepts, ideas, Proprietary Material, developments, specifications, methods, drawings, designs, flow charts, diagrams, models, formulae, procedures, processes, schematics, specifications, algorithms, apparatus, inventions, ideas, know-how, materials, techniques, methodologies, modifications, improvements, works of authorship and data (whether or not protectable under patent, copyright, trade secrecy or similar laws and whether or not patentable or reduced to practice), know-how, materials, methods, models, procedures, processes, schematics, specifications, techniques, tools, and any other forms of technology that are conceived, created, discovered, developed, generated, made or reduced to practice or tangible medium of expression during the performance of this Agreement, whether solely by one or more employees or consultants of Company, solely by one or more employees or consultants of LLS, or jointly by one or more employees or consultants of Company and one or more employees or consultants of LLS, in each case relating to the Research Program and/or the Product, together with all related Intellectual Property Rights.

1.12 “Proprietary Material” means any and all (i) molecules and/or reagents owned by, licensed to or otherwise proprietary to Company, and (ii) derivatives, modifications, improvements, fragments, metabolites, analogs or homologs thereof, which could not have been discovered or made but for the use of Proprietary Materials.

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1.13 “Research Program” means the clinical development activities based on the Company Proposal and certain other activities requested by LLS, including presentations to donors and other interested parties, which have been mutually agreed to by the Parties.

1.14 “Research Results” means all data sets, data analyses, reports detailing all optimized conditions and procedures, test results, laboratory notes, techniques, know-how, and any other results that are obtained in the performance of the Research Program.

1.15 “Research Advisory Committee” means an oversight group consisting of equal representation from LLS and Company and as further described in Section 3.

1.16 “Term” shall have the meaning set forth in Section 15.1.

1.17 “Total Funding” shall mean the total amount of funding received by Company under this Agreement and the 2009 Agreement.

2.	Research Program and Funding.

2.1 The Funding and its Distribution. LLS agrees to provide funds (the “Funding”) to Company to partially fund the Research Program according to the timeline with specific Deliverables and Milestones and the budget attached hereto as Exhibit C. The sum total of the Funding shall not exceed Five Million U.S. Dollars (US$5,000,000) for the Phase III clinical trial and shall be paid in accordance with the amounts and achievement of Milestones. The Deliverables and the Milestone payments may be revised by written agreement of the Parties from time to time, as determined in the reasonable discretion of the LLS, provided that the total amount of the Funding requested by Company to conduct the Research Program shall not be increased and the timely payment of each of these amounts is subject to the availability of funds from LLS. If any delay in payment interferes with Company’s ability to continue the Research Program or meet a Milestone in a timely manner, Company may terminate this Agreement pursuant to Section 15.4.

2.2 Use of Funding. Funding shall be used exclusively for the payment or reimbursement of the expenses of clinical development activities of the Research Program by Company as specified in and in accordance with and subject to the terms and conditions contained in this Agreement. Should Funding exceed the costs incurred or committed by Company for the Research Program, upon completion of the Research Program the Parties agree to discuss the use of excess Funding for other Company programs in the Field or which may fall within the mandate of LLS during the meeting referenced in Section 7.1, provided, that in the event the Parties do not come to mutually agreeable terms for a new agreement during such meeting, and if such agreement is not documented through a written agreement signed and delivered on behalf of the parties within thirty (30) days thereafter, then excess Funding (after taking into account all committed but not paid or accrued expenditures, reasonably agreed upon by the Parties in good faith) shall be returned to LLS within forty-five (45) days of the expiration or termination of this Agreement.

2.3 Costs-Permissible and Impermissible. Company hereby agrees to limit the expenditure of Funding as set forth in this Section 2.3.

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2.3.1 Permissible Costs. Company and LLS have agreed that Funding shall be used as per the budget attached hereto as Exhibit C. Should additional expenditures directly related to the performance of the Research Program be required, Company shall so notify the Research Advisory Committee, and the Parties agree to collaborate to determine if these expenditures shall be considered permissible costs.

2.3.2 Impermissible Costs. Company and LLS will collaborate to identify impermissible costs. Without limitation of the foregoing, the following costs will be impermissible costs, except as the parties otherwise agree in writing, (a) capital costs, including but not limited to, purchase of land, buildings, construction and equipment; and (b) other costs collaboratively identified by the parties in writing as impermissible.

2.4 Donor Designated Funds. Where Funding is, in part or whole, provided by a donor to LLS who requests that the donated funds be restricted for support of Company, Company agrees as a condition to receiving Funding under this Agreement to participate in promotional/publicity activities (including but not limited to meeting the Board of Trustees of the donor’s affiliated organization, being interviewed for their newsletter, etc.) upon reasonable advance notice and such participation shall not be unreasonably withheld or delayed, provided, however, Company shall have no obligation to publish or disseminate information that contains Company Confidential Information or proprietary know-how or trade secrets or will compromise securing patent protection of Project Inventions or to participate in any promotional/publicity activities that violate federal or state law. Company shall acknowledge the support of LLS in all such activities. Notwithstanding the foregoing, Company shall be obligated to participate in no more than two (2) such promotional/publicity activities per calendar year, and Company’s participation shall be in compliance with all obligations of Company under applicable securities and stock exchange rules and regulations. Additional meeting requests shall be discussed and mutually agreed upon by both Parties.

2.5 Presentations. As a condition to receiving Funding under this Agreement, Company agrees to provide, upon reasonable advance notice, a representative(s) acceptable to LLS for internal and external presentations or meetings regarding the Research Program, provided, however, Company shall have no obligation to publish or disseminate information that contains Company Confidential Information or proprietary know-how or trade secrets or will compromise securing patent protection of Project Inventions. Such Company representative(s) shall discuss the presentation or meeting with the Team Leaders (as defined in Section 3) and designated Society representatives at least ten (10) days prior to the presentation. Company shall acknowledge the support of LLS in all such presentations. Notwithstanding the foregoing, Company shall be obligated to participate in no more than two (2) LLS presentations or meetings regarding the Research Program per calendar year. Additional presentation requests shall be discussed and mutually agreed upon by both Parties.

2.6 Funding Audit. LLS will have the right, during normal business hours and upon at least ten (10) business days’ written notice, to have a mutually acceptable independent audit firm inspect Company’s records as they relate to the Funding to verify that Company has complied with Sections 2.2. and 2.3. The independent audit firm will be required to agree in writing with Company to comply with confidentiality restrictions at least as stringent as those set forth in this Agreement and to provide a non-confidential summary of the results of the audit to both of the Parties. In the event that any such examination shows a misuse of funds in excess of (i) five percent (5%) for any

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twelve (12) month period, then Company shall pay the cost of the examination as well as reimburse the full amount equal to the expenditures of Funding spent but not used by Company in accordance with Sections 2.2 and 2.3, plus ten percent (10%). For a misuse of funds of less than five percent (5%), Company shall pay the difference within thirty (30) days without interest charge. In the event that either party disputes the independent audit firm’s determination, the dispute shall be resolved pursuant to the provisions of Section 14. Company agrees to maintain books and records documenting the expenditure of the Funding in accordance with Generally Accepted Accounting Principles (“GAAP”) as generally and consistently applied throughout Company’s organization and will make these books and records relating to the Funding available to LLS and its representatives for review at the place where such books and records are maintained by Company, upon reasonable request for a period of three (3) years following expiration or termination of this Agreement. LLS shall have the right to have any financial report or document related to the expenditure of the Funding reviewed by external consultants and may include external consultants in any meeting or teleconference, subject to execution by such external consultants of appropriate confidentiality agreements with Company and mutual agreement by the parties that there is no conflict of interest by the external consultants.

2.7 Expanded Access/Compassionate Use Program. During the course of the Research Program, the Parties will work together will work together in an effort to create a plan for expanded access/compassionate use that would provide the neediest patients with the opportunity to receive the Product; provided, however, that only upon mutual agreement of the Parties will any such plan be implemented. The cost to develop such plan will be the responsibility of LLS.

3.	Research Advisory Committee.

3.1 Research Advisory Committee. It is agreed that the Parties shall form a Research Advisory Committee for the Research Program. The Research Advisory Committee shall consist of four (4) members, two (2) members to be appointed by each Party. Each Party may appoint or substitute any of its members serving on the Research Advisory Committee by written notice to the other Party. One (1) representative from each Party shall be designated as Team Leader. LLS shall have the right to appoint one (1) of its members to be the chairperson of the Research Advisory Committee to oversee the administration of the Research Advisory Committee. A listing of the initial members of the Research Advisory Committee is included as Exhibit D.

3.2 Meetings. The Research Advisory Committee shall hold meetings (in person or by teleconference) at such times and places as the Team Leaders may mutually agree, provided, meetings shall be held at least every three (3) months during the Term, and more frequently if requested by either Team Leader. The first meeting of the Research Advisory Committee shall be held within ninety (90) days of the Effective Date. The quorum for Research Advisory Committee meetings shall be two (2) members, provided there is at least one member from each Party. The Research Advisory Committee shall keep minutes of its meetings which shall reflect in reasonable detail all actions recommended or taken. Such minutes shall not be deemed to amend or waive any provisions of this Agreement. From time to time, between scheduled meetings the Research Advisory Committee shall consult with Company to confirm that commercially reasonable efforts are ongoing to ensure the achievement of Milestones and to ensure that any Project Inventions generated from the Research Program are exploited so that public utilization will result therefrom. LLS shall have the

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right to invite external parties/consultants to any meeting or teleconference, provided that such external consultants are under confidentiality terms no less stringent than this Agreement, subject to execution by such external parties/consultants of appropriate confidentiality agreement with Company and mutual agreement that there is no conflict of interest by external parties/consultants.

3.3 Recommendations. The Research Advisory Committee shall be an advisory body, with recommendations rendered by unanimous vote. Implementation of any recommendations of the Research Advisory Committee is subject to the prior approval of an authorized officer of LLS and the Chief Executive Officer or Board of Directors of Company. Notwithstanding the foregoing, if Company proposes to make any material change in the Research Program that is not reasonably satisfactory to the Research Advisory Committee, LLS shall have the right to terminate this Agreement and, upon such termination, LLS shall have the rights set forth in Section 15.5.

3.4 Responsibilities. Company and LLS shall be kept informed by the Team Leaders of the Research Advisory Committee of material matters relating to the Research Program, including, but not limited to: (a) the progress of the Research Program, including Research Results, or summaries thereof, deemed relevant by either Team Leader; (b) recommendations regarding modifications or amendments to the Research Program from time to time in such manner as may be appropriate based on any interim Research Results, and (c) substantiation regarding the accomplishment of Milestones. This reporting responsibility will be a communication that will take place no less than once a quarter in the form of a quarterly report as described in Section 4 or as is necessary to inform LLS of a potential delay in a Deliverable or Milestone. While Company maintains all control over the Research Program, the Research Advisory Committee jointly makes decisions about changes in direction of the Research Program, the outcomes of which may determine LLS’s remaining commitment to fund the Research Program.

4.	Reports.

4.1 Quarterly Reports. Company shall submit, in addition to reports of the achievement of any Milestones and Deliverables, to the Research Advisory Committee within thirty (30) days after the end of each calendar quarter during the Term the following reports which together herein defined as the Quarterly Report (“Quarterly Report”):

(a) a confidential written report documenting the status and progress of the Research Program conducted therein during such period, including a description of Milestones and Deliverables achieved, and a summary of Research Results together with copies of relevant data supporting significant findings (“Progress Report”) as agreed upon by LLS and Company, and

(b) a general description of any Project Inventions (“Invention Report”),

(c) a detailed report of expenditures for the Research Program (“Expenditure Report”), and

The Quarterly Report will provide an opportunity for the Parties to review the progress of the Research Program towards the Milestones and Deliverables and discuss any need for revision of the timeline for Deliverables and Milestones or directions of the Research Program that may be appropriate. LLS shall have the right to have any Quarterly Report or other data submitted by

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Company reviewed and validated by external consultants, provided that such external consultants are under confidentiality terms no less stringent than this Agreement, and may include external consultants in any meeting or teleconference, subject to execution by such external consultants of appropriate confidentiality agreement with Company and mutual agreement that there is no conflict of interest by external parties/consultants. If following the quarterly review LLS requests a meeting (either in person or via telephone) to discuss the progress and results of the Research Program with Company, Company shall make appropriate representative(s) available for such reasonably requested meetings at mutually convenient times and locations within ten (10) days of the request.

4.2 Financial Reports. Company shall submit its company financial reports to LLS every six (6) months during the Term. Furthermore, if, in an effort to raise investment capital, Company issues any document, including but not limited to an offering prospectus or private placement memorandum, during the Term, it shall promptly submit a copy of such document to LLS. Company shall make its financial representatives available, in person or by phone, to explain and discuss such financial reports or documents, as reasonably requested by LLS. LLS shall have the right to have any financial report or document submitted by Company reviewed by external consultants and may include external consultants in any meeting or teleconference, subject to execution by such external consultants of appropriate confidentiality agreements with Company and mutual agreement that there is no conflict of interest by external parties/consultants.

4.3 Company Status Reports.

(a) Within ten (10) days after the end of each calendar month, Company will furnish to the Research Advisory Committee a report setting forth the patients accrued by Company for the Research Program on a monthly basis versus Company’s projected rates of patient accrual.

(b) Within ten (10) days of becoming aware thereof, Company must report to LLS any event that Company believes will materially impair or enhance Company’s ability to conduct the Research Program (“Company Status Report”).

4.4 Upon Expiration or Termination of this Agreement: Company shall submit to LLS the following reports which together herein defined as the Final Report (“Final Report”): (a) within thirty (30) days of the expiration or termination of this Agreement, a written report summarizing the status and progress of the Research Program conducted since the Effective Date of the Agreement, including a description of Milestones and Deliverables achieved, and a summary of significant Research Results together with copies of relevant data (not previously submitted) supporting significant findings (“Final Progress Report”), and (b) within thirty (30) days of the expiration or termination of this Agreement, a general description of any Project Inventions since the Effective Date of the Agreement (“Final Invention Report”), and (c) within thirty (30) days after all invoices for Research Program expenses have been submitted to Company, a detailed report of expenditures of the Funding for the Research Program since the Effective Date (“Final Expenditure Report”).

5.	Conduct of Research Program.

5.1. Responsibility. Subject to the terms and provisions of this Agreement, Company shall be solely responsible for the Research Program. Without limiting the foregoing, Company shall be responsible for management and conduct of the Research Program and shall in particular: (a)

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maintain complete and accurate records of all Research Results, (b) provide to the Research Advisory Committee a summary of the Research Results and other information reasonably requested by the Research Advisory Committee for it to monitor progress of the Research Program deemed relevant by the Team Leaders; (c) consider, review and propose to LLS amendments or modifications to the Research Program from time to time in such manner as may be appropriate based on any interim Research Results; and (d) review, substantiate and demonstrate to the reasonable satisfaction of the Research Advisory Committee and the senior management of LLS the accomplishment of Milestones and Deliverables.

5.2 Standard of Conduct. Company agrees to use the Funding solely for the payment or reimbursement of the expenses of the clinical development activities of the Research Program in accordance with Section 2, and shall use commercially reasonable efforts, including but not limited to committing the necessary staff, laboratories, offices, equipment and other facilities, to conduct the Research Program. In the event that LLS has a reasonable basis to believe that Company is not using commercially reasonable efforts to achieve the Milestones and Deliverables, LLS shall give written notice thereof to Company specifying the basis for such belief. Company shall make commercially reasonable good faith efforts to address the concerns of LLS within sixty (60) days after Company’s receipt of the notice. If LLS reasonably believes that Company has not done so during such sixty (60) day period, LLS shall notify Company within ten (10) days after the expiration of such sixty (60) day period, whereupon, LLS and Company shall negotiate in good faith within ten (10) days to attempt to mutually resolve the issue. If the Parties cannot then resolve the issue informally, it shall be deemed a Dispute (as hereinafter defined) and resolved pursuant to the provisions of Section 14.

5.3 Interruption or Delay of Research Program. If any portion of the Research Program including a human subject research clinical trial is to be interrupted or delayed for a period of thirty (30) days or more, Company, within ten (10) days of becoming aware of the need to interrupt or delay the Research Program, shall provide the Research Advisory Committee and senior management of LLS with notice indicating (a) the work will be interrupted or delayed, (b) the reason for the interruption or delay, and (c) the anticipated date upon which the work will resume. Interruptions or delays of the Research Program may lead to Company not being able to achieve Milestones, and if not adequately resolved in a timeframe satisfactory to the Parties, could lead to the termination of this Agreement pursuant to Section 15.4.

5.4 Site Visit(s). LLS shall have the right, up to two (2) times each calendar year, during normal business hours and upon notice of at least ten (10) days, to inspect records in order to review and assess progress and results of the Research Program.

5.5 Human Subject Research.

5.5.1 IRB Approval. Company agrees to obtain prior written approval from each clinical site’s Institutional Review Board (“IRB”) before undertaking any clinical trial with human subject research as required by applicable law. A true copy of the executed copy of this approval must be made available within ten (10) days upon written request by LLS.

5.5.2 Informed Consent. Except as provided in Section 5.5.3, upon approval of human subject research clinical trial by each clinical site’s IRB, no clinical trial may be conducted by Company pursuant thereto until: (i) each clinical site has secured a valid consent and/or

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authorization in accordance with applicable law from the research participant (or their legal guardians); and (ii) Company maintains a true copy of the consent and/or authorization to be made available within ten (10) days upon written request by LLS. Such consent will conform ethically with the guidelines prescribed by the National Institutes of Health (“NIH”) or equivalent foreign guidelines and shall contain sufficient information so that the human subject (or their legal guardian) will be in a position to provide appropriate informed consent prior to participating, including suitable explanations to human subjects (or their legal guardians) concerning the experimental nature of the research and all significant potential hazards.

5.5.3 Waiver of Consent. In the event that Company has requested a waiver of the consent and/or authorization requirement, as set forth in applicable law, from each clinical site’s IRB, no clinical trial may be conducted by Company pursuant thereto until each clinical site’s IRB has issued appropriate documentation of such waiver in accordance with applicable law. Company shall maintain a true copy of the documentation of such waiver to be made available within ten (10) days upon written request by LLS.

5.5.4 No Responsibility of LLS. Human subjects studied in the course of the Research Program, including a clinical trial conducted by Company pursuant to this Agreement, are under no circumstances a responsibility of LLS.

5.5.5 Termination of a Clinical Trial. Company reserves the right to terminate any clinical trial at any time after notice to and consultation with LLS, except that in cases involving patient safety issues or if authorization to conduct such clinical trial is withdrawn by the FDA or other applicable regulatory body, prior consultation requirements to LLS shall not apply. Upon termination of a clinical trial, Company and the applicable staff shall cease the performance of the applicable clinical trial but will continue to collect such data and prepare such reports as stipulated in the applicable clinical trial protocol and approved by the applicable IRB.

6.	Representations; Warranties; Covenants.

6.1 Mutual Representations. Each Party represents to the other that it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and that the execution, delivery and performance of this Agreement have been duly and validly authorized and approved. Each of the Parties hereby represents and warrants that this Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms; the execution, delivery and performance of the Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

6.2 Company Representations. Company represents, warrants and covenants to LLS that Company (a) has the knowledge, skills and experience to perform the Research Program, (b) has and shall maintain during the Term all licenses, permits and other approvals and authorizations required to conduct the Research Program and shall do so in conformity with all applicable laws and regulations, and (c) with respect to any third party to whom it subcontracts the performance of any aspect of the Research Program, it will monitor such subcontractor(s) to insure that they have and shall maintain during the Term all licenses, permits and other approvals and authorizations required

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to conduct the Research Program and shall do so in conformity with all applicable laws and regulations. Company shall provide documentation of its and its subcontractor’s licenses, permits, approvals or authorizations at LLS’s request.

6.3 DISCLAIMER. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, EACH OF THE PARTIES MAKES NO WARRANTIES, EXPRESSED OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE RESEARCH PROGRAM, RESEARCH RESULTS, OR ANY PRODUCT RESULTING FROM THE RESEARCH PROGRAM. The Parties understand and agree that development and commercialization of any Product in the Field will involve approval by regulatory authorities and that no Party is guaranteeing the safety or efficacy of any Product in the Field. The Parties acknowledge that no intellectual property rights warranties are being made hereunder nor are any warranties being made with respect to the Research Results or Project Inventions.

7.	Additional Development and Commercially Reasonable Efforts.

7.1 Additional Development. Company acknowledges that it will be solely responsible, after the completion of the Research Program, for further clinical development and, if commercially feasible, commercialization of the Product, including obtaining all regulatory approvals.

7.2 Commercially Reasonable Efforts to Further the Research Program. Company agrees that for a period of ****** following the expiration or termination of this Agreement, Company shall take such steps as are commercially reasonable to further the clinical development of the Product and to bring the Product to practical application within the Field, provided that Company reasonably believes that the Product is safe and effective in the Field as determined by successfully meeting its pre-determined endpoints in its clinical trials in the Field, and provided that Company receives necessary regulatory approvals to continue development and reach the market for the Product in the Field in a Major Market. Company shall keep LLS informed in writing during such ****** period on at least a ****** basis of Company’s efforts and results with regard to continuing development of such Product in the Field. Company agrees that if and/or when it licenses the Product in the Field to a third party for commercialization, Company shall include provisions in the license agreement to obligate the licensee to continue the clinical development of the Product in the Field in a commercially reasonable manner, provided that Company or licensee reasonably believes that the Product is safe and effective in the Field as determined by successfully meeting its pre-determined endpoints in its clinical trials in the Field, and provided that Company and/or licensee receives necessary regulatory approvals to continue development and reach the market for the Product in the Field in a Major Market. The license agreement shall also provide that in the event that the licensee no longer uses commercially reasonable efforts to advance the clinical development of the Product for reasons other than safety, lack of efficacy or lack of necessary regulatory approvals, as provided above, Company shall have the right to either terminate the license agreement or convert an exclusive license to a non-exclusive license so that Company may seek other licensees.

If during such ***** period, Company or its licensee no longer uses commercially reasonable efforts for a period of ******* or more to either (a) advance the clinical development of the Product or terminates its clinical development efforts directly related to the Product despite clinical efficacy and safety as determined by meeting its clinical pre-determined endpoints in the Field or (b) pursue its partnering efforts for the Product, and

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LLS so requests in writing, Company shall grant to LLS an exclusive license to the Product in the Field and all intellectual properties arising from the Research Program and the research program conducted under the 2009 Agreement (the “LLS License”). Any such request by LLS shall specify the grounds for such request, and any disagreement by Company with those grounds or any other terms of the LLS License shall be considered a “Dispute” and shall be resolved pursuant to the provisions of Section 14. If the LLS License is granted and a Product is successfully commercialized by LLS or its affiliates or licensees pursuant to the LLS License, LLS shall pay to Company a royalty equal to the lesser of (i) ************************** of any Product sold by LLS, its affiliates and/or its licensees in any country in the world and (ii) ************************* of all amounts received by LLS, its affiliates and/or its licensees arising from such Net Sales; provided, however, that the aggregate total payments shall be limited to ************************************* the Total Funding. Royalty payments to Company shall be paid on a quarterly basis within sixty (60) days following the end of each quarter in accordance with Section 10(d). Upon the grant of the LLS License, this Agreement shall terminate with the effect set forth in Section 15, and the Company shall have no obligations to make any payments to LLS pursuant to Section 10 or Section 15.5 (except for repayment obligations arising from a breach of Section 2.2 or 2.3).

Notwithstanding anything to the contrary set forth in this Agreement, if the Research Program is deemed unsuccessful by not meeting its clinical endpoints for safety and efficacy during the Term of this Agreement, if clinical development of the Product in the Field does not continue to meet its clinical endpoints for safety and efficacy in future clinical trials in the Field at any time during the ******* following the expiration or termination of this Agreement, as determined by clinical experts retained by Company or by the FDA, or if the Company grants to LLS License to LLS, all Funding provided to Company by LLS under this Agreement and the 2009 Agreement will be considered a non-repayable grant.

Notwithstanding the above, if the Research Program is deemed unsuccessful (in accordance with the criteria set forth above), and, within a ****** period thereafter, Company advances its knowledge base regarding the Research Program and the Product in the Field, and decides to move forward in development of the Product in the Field, Company shall so notify LLS in writing, whereupon LLS shall have the right of first offer to support a research program of the Product in the Field provided that LLS gives Company written notice of its determination to do so within ***** after the date of Company’s written notice.

8.	Publication of Results.

8.1 Publication of Results. If either Party determines that scientific findings and results developed in the conduct of the Research Program have scientific significance that would be of interest to the broader research community, Company shall use reasonable efforts to publish or otherwise cause to be publicly disseminated within the research community such scientific findings and results, together with the underlying data, within twelve (12) months after the completion of the Research Program and provided that such results have been produced and verified, provided, however, Company shall have no obligation to publish or disseminate information that contains Company’s Confidential Information or proprietary know-how or trade secrets or will compromise securing patent protection of Project Inventions. Company shall acknowledge the support of LLS in all such publications.

8.2 Availability of Materials. In the event that Company no longer uses commercially

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reasonable efforts to advance the clinical development of the Product and an LLS funded academic researcher thereafter requests the opportunity to study the physical materials, research tools and resources developed during or emanating from the Research Program that are reasonably available to Company, Company agrees to make them available to such academic researcher for non-commercial research, following public disclosure of such materials by Company, which disclosure may include, without limitation, scientific publications, seminar presentations, and publication of patent applications. These materials shall be shared on an “at cost” basis under a Materials Transfer Agreement (“MTA”) executed between the requesting party (“Transferee”) and Company, provided that such transfer shall occur within thirty (30) business days of execution of the MTA. Such MTA shall contain terms customary in the pharmaceutical industry and shall be negotiated in good faith by Company within sixty (60) business days following Transferee’s request.

9.	Intellectual Property.

9.1 Ownership Rights in Pre-Existing Works. Each Party will retain ownership and control of their respective works of authorship, inventions, know-how, information, and data, proprietary material, and all Intellectual Property Rights therein, that were in existence as of the Effective Date or are later generated outside of scope of the performance by each Party of its obligations under this Agreement.

9.2 Ownership Rights in Project Inventions. Company shall own any and all proprietary rights, including but not limited to all other Intellectual Property Rights, in all Project Inventions and all Research Results.

9.3 Protection and Perfection of Rights. LLS will assist Company in any reasonable manner in the procurement and maintenance of all Intellectual Property Rights in the Project Inventions, provided, however Company shall cover all expense at its sole cost. Without limiting the foregoing, LLS will execute, and cause its employees and representatives to execute, upon Company’s request, any assignments, applications and other documents that Company believes may be necessary or appropriate to protect or perfect the Intellectual Property Rights in the Project Inventions. LLS will ensure that its employees and consultants who participate in activities under this Agreement are obligated to assign or otherwise transfer all right, title and interest in and to all Intellectual Property Rights in the Project Inventions to Company or its designee and will, as requested by Company, obtain for Company the execution of all necessary applications or other documents therefore from any employee or consultant.

9.4 Reservation of Rights. Except for the rights expressly provided in this Agreement, no other rights are granted by either Party to the other Party. Notwithstanding anything to the contrary, no rights or licenses are granted under this Agreement by either Party to the other for the use of any trade names, trademarks, and service marks.

9.5 Patent Prosecution Reporting. The filing and progress of all patent applications generated to protect Project Inventions filed by Company shall be reported in writing by Company in a timely fashion to LLS, but no later than thirty (30) days prior to the submission date of any document in connection with such patent applications. After receipt of any such report, LLS may request in writing the disclosure of all actions, papers or agreements related thereto, and Company shall promptly provide LLS a copy of each such action, paper or agreement within thirty (30) days after LLS’s written request.

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The obligation set forth in this Section 9.5 shall terminate for each patent application upon the issuance of the resulting patent.

10. Payments to LLS. In consideration of LLS’s Funding and transfer to Company of any rights LLS may have to any Project Inventions developed during the Term, Company shall pay LLS the amounts set forth in this Section 10, up to the respective maximum payment amount set forth in Section 10(c), subject in all respects to the provisions of Section 7.2:

(a) if (i) Company outlicenses the rights to the Product or the intellectual properties arising from the Research Program to a third party or transfers the rights to the Product or such intellectual properties to a third party, or (ii) if a Liquidity Event is consummated, Company shall pay to LLS an amount equal to ************* of any cash payments (“Transaction Payments”) received by Company or then payable to its stockholders pursuant to such transaction, as and when paid to the Company or payable to its stockholders until LLS has received an amount equal to *********************** the Total Funding. Transaction Payments shall include: (i) upfront payments; and (ii) contingent payments related to clinical, regulatory or sales milestones, but shall not include any of the following: (A) payments on account of Net Sales of Products; (B) payments for the purchase of equity or convertible debt investments in Company or in any affiliate on an arms’ length basis; (C) loan proceeds paid to Company or any affiliate in an arms’ length debt financing; or (D) funding for sponsored research or other services paid to Company for research performed or to be performed by Company or any affiliate at arms’ length;

(b) a royalty equal to the lesser of (i) ************************* of any Product sold by Company, its affiliates or its licensees in any country in the world and (ii) ************** ***** of the amounts received by Company arising from such Net Sales;

(c) provided, however, that the aggregate total payments under clauses (a) and (b) above shall be limited to *************************************** the Total Funding.

Notwithstanding anything to the contrary set forth above, if the amounts payable to LLS pursuant to in Section 10(a) would jeopardize the feasibility of Company to engage in a transaction that Company’s Board of Directors determines to be in Company’s best interests, LLS and Company agree to negotiate in good faith in an effort to develop alternative arrangements which have the same economic impact overall as the provisions of Section 10(a).

(d) Royalty payments to LLS shall be paid on a quarterly basis within sixty (60) days following the end of each quarter. Company shall provide LLS, financial information adequate to establish and document the amounts payable to LLS pursuant to this Section 10, and shall permit an independent auditor selected by LLS to examine its financial records to verify the accuracy of the amount payable to LLS. Audits of such financial information shall be conducted no more frequently than annually and shall take place at the location where such records are maintained by Company. The independent audit firm will be required to agree in writing with Company to comply with confidentiality restrictions at least as stringent as those set forth in this Agreement, and to provide a non-confidential summary of the results of the audit to both of the Parties. In the event that any such examination shows an underreporting and underpayment in excess of the greater of (i) *********

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******* or (ii) **************** by LLS in conducting the examination for any twelve (12) month period, then Company shall pay the cost of the examination as well as any additional sum that would have been payable to LLS had Company reported correctly, plus an interest charge at a rate of *************************, calculated from the date the correct payment was due to LLS. For underpayment of less than the greater of ************************* of the examination for any twelve (12) month period, Company shall pay the difference within thirty (30) days without interest charge or examination costs.

11.	Confidentiality.

11.1 Definition. Confidential Information shall have the meaning set forth in Section 1.

11.2 Exceptions to Confidential Information. The following information shall not be treated as Confidential Information: information (a) that is in the public domain or is known by others in the field at the time of disclosure; (b) that is in the possession of the Receiving Party free of any obligation of confidentiality prior to the time of disclosure; (c) that subsequently becomes part of the public domain or becomes publicly known through no fault of the receiving party; (d) that subsequently is received by the receiving party without any obligation of confidentiality from a third party who is free to disclose the information; (e) that is independently developed by the receiving party without the use of any Confidential Information; or (f) that is required to be disclosed to comply with applicable laws or regulations, or with a court or administrative order.

11.3 Confidentiality Obligations. For a period of five (5) years following the last disclosure by a Party of Confidential Information pursuant to this Agreement, the receiving party agrees that it will maintain the confidentiality of and will not disclose to any third party, or use for any purpose other than as contemplated by this Agreement, any Confidential Information furnished to it by the disclosing party, except as permitted herein. The receiving party agrees that any dissemination of Confidential Information to its employees shall be limited to the extent reasonably possible and that the receiving party shall take reasonable steps to instruct all persons to whom any Confidential Information is disclosed of the confidential nature of such information, the proprietary right of the disclosing party therein, and the obligation of such person to maintain the confidentiality of such information during and after employment with the receiving party. The receiving party shall also take appropriate action to reasonably assure that any consultants, agents or independent contractors of the receiving party who are hired or engaged by the receiving party shall hold in confidence any Confidential Information which they acquire during the course of their duties.

11.4 Exceptions to Non-Disclosure Obligation. In the event that the receiving party is required or requested by law or government order to disclose any Confidential Information, the receiving party will, to the extent permitted by law, (a) promptly notify the disclosing party of any such request or requirement, and of the circumstances relating to such disclosure and the proposed scope thereof, so that the disclosing party may seek an appropriate protective order or other appropriate protections, and (b) provide reasonable assistance at the disclosing party’s request so the disclosing party may seek to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

12. Healthcare Compliance. The Parties specifically intend to comply with all applicable laws, rules and regulations, including (i) the federal anti-kickback statute (42 U.S.C. 1320a-7(b) and the related safe harbor regulations; and (ii) the Limitation on Certain Physician Referrals, also referred to

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as the “Stark Law” (42 U.S.C. 1395 (n)). Accordingly, no part of any consideration paid hereunder is a prohibited payment for the recommending or arranging for the referral of business or the ordering of items or services; or is intended to induce illegal referrals of business. In the event that any part of this Agreement is determined to violate federal, state, or local laws, rules, or regulations, the Parties agree to negotiate in good faith revisions to the provision or provisions that are in violation. In the event the Parties are unable to agree to new or modified terms as required to bring the entire Agreement into compliance, either Party may terminate this Agreement immediately upon written notice to the other Party. The Parties shall comply with the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder, and all applicable state, local and foreign privacy and other laws, rules and regulations.

13.	Debarment & Exclusion.

13.1 Debarment. Company represents that Company is not debarred and that it does not knowingly use in any capacity, directly or indirectly, the services of any individual or entity which is debarred by the FDA pursuant to 21 USC Section 335a(a) or (b) for any of the services or research hereunder. Company will promptly disclose in writing to LLS if any individual or entity providing services hereunder is debarred or if any action, claim, investigation or legal or administrative proceeding is pending, threatened, relating to the debarment of Company or any individual/entity performing services (a “debarment action”) upon notice of such debarment action. In the event of debarment or notice of a debarment action, LLS shall have the right to terminate this Agreement immediately upon written notice to Company.

13.2 Exclusion. Company represents that it is not excluded and does not use in any capacity, directly or indirectly, the services of any individual or entity which is excluded by the Office of the Inspector General (OIG) pursuant to Social Security Act Section 1128(a)(b) and (c) and or 42 USC Section 1320a-7 for any of the services or research hereunder. Company will promptly disclose in writing to LLS if any individual or entity providing services hereunder is excluded or upon notice (an “exclusion action”) or if any action, claim, investigation or legal or administrative proceeding is pending and or threatened. In the event of exclusion or notice of an exclusion action, LLS shall have the right to terminate this Agreement immediately upon written notice to Company.

14.	Dispute Resolution.

14.1 Procedures Mandatory. The Parties agree that any claim or dispute arising out of or relating to this Agreement, other than breaches of confidentiality obligations, shall be resolved solely by means of the procedures set forth in this Section 14.

14.2 Negotiation. Any Party who wishes to make a claim arising out of or relating to this Agreement must notify the other Party in writing setting forth the claim. The Parties have fourteen (14) days after receipt of the claim notice by the other Party to resolve the dispute informally.

14.3 Meeting of Senior Management. If the aforesaid fourteen (14) day period expires without resolution of the claim, either Party may request a meeting between senior management of the Parties to resolve the dispute and shall propose at least three different non-holiday weekdays (and times) within the sixty (60) days after the request when such a meeting may take place, none to be sooner than seven (7) days after the request is received. If none of the times and dates proposed are acceptable to the other Party, that Party shall, not later than fourteen (14) days after receiving the

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request, counter-propose in writing at least three different non-holiday weekdays (and times) within the same period, none to be sooner than seven (7) days after the counterproposal is received. The Party who made the initial request shall respond to any counter-proposed dates in writing not later than fourteen (14) days after receiving the counter-proposal. Such a meeting may be either by telephone or in person. If a meeting is agreed upon, the Parties must participate unless it is rescheduled by agreement.

14.4 Further proceedings:

14.4.1 The Party requesting the meeting may proceed to arbitration if the other Party has not agreed to a meeting or counter-proposed a meeting within fourteen (14) days after receiving the claiming Party’s request, or has failed to participate in an agreed meeting.

14.4.2 The Party receiving a request for a meeting may proceed to arbitration if the other Party has not agreed to a meeting within fourteen (14) days after receiving a counter-proposal, or has failed to participate in an agreed meeting.

14.4.3 Either Party may proceed to arbitration if a meeting takes place and the claim is not resolved.

14.5 Arbitration. Any Party entitled under Section 14.4 to proceed with arbitration may submit the claim or dispute to arbitration conducted by JAMS or any corporate successor of JAMS or, if unavailable, by the American Arbitration Association or any corporate successor of the American Arbitration Association, under the rules of such organization generally applicable to commercial disputes. Such arbitration shall be the exclusive means of proceeding further in the dispute resolution process. The arbitration shall be held in the County of New York in the State of New York. The arbitrator is authorized to award such injunctive and monetary relief as he, she or they believe(s) appropriate. The arbitral award shall be in writing, state the reasons for the award, and be final and binding on the Parties. The arbitration shall otherwise be governed by the United States Arbitration Act, 9 U.S.C. Section 1 et seq. For purposes of enforcement of any such award, the Parties agree to submit to the jurisdiction of the state and federal courts located in the County of New York in the State of New York.

14.6 Preservation of Rights Pending Resolution.

14.6.1 Performance to Continue. Each Party shall continue to perform its obligations under this Agreement pending final resolution of any claim or dispute arising out of or relating to this Agreement unless the Agreement is rightfully terminated or rescinded.

14.6.2 Provisional Remedies. Although the procedures specified in this Section are the sole and exclusive procedures for the resolution of disputes arising out of or relating to this Agreement, either Party may seek a preliminary injunction or other preliminary relief to avoid irreparable harm or to preserve its rights pending resolution of these dispute resolution procedures.

14.7 Statute of Limitations. All applicable statutes of limitation and time-based defenses (such as estoppel and laches) concerning a claim subject to this dispute resolution process shall be tolled upon the sending of a notice of such claim as specified in Section 2, and such toll shall continue until the time ten (10) days after the date that the claimant becomes entitled to commence arbitration hereunder.

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14.8 Failure to Comply With Dispute Resolution Process. Any Party may restart the dispute resolution process as to the same claim, but only after either fourteen (14) days have elapsed after the negotiation period set forth in Section 14.2 and no Party has requested a meeting under Section 14.3, or at least one Party becomes entitled to proceed to arbitration under Section 14.5, above. Upon rightful commencement of an arbitration concerning a claim, any newer dispute resolution process concerning that claim terminates.

15.	Term and Termination.

15.1 Term. This Agreement shall commence on the Effective Date and shall remain in effect until the completion of the Milestones (the “Term”), unless earlier terminated in accordance with the provisions of this Agreement.

15.2 Termination Rights. Other than the Termination Rights specified in previous sections of this Agreement, Company may terminate this Agreement at any time during the Term upon at least thirty (30) days’ prior written notice to LLS. Company may terminate this Agreement immediately upon written notice to LLS upon the termination of the Research Program. LLS may terminate this Agreement upon at least ninety (90) days’ prior written notice to Company. Either Party may terminate this Agreement pursuant to Section 12.

15.3 Termination for Bankruptcy. LLS may terminate this Agreement immediately, with no further payment obligations, if Company (a) becomes insolvent or is unable to pay its debts when due, (b) files a petition in bankruptcy, reorganization or similar proceedings (and if filed against, such petition is not removed within thirty (30) days), (c) discontinues its business, or (d) a receiver is appointed or there is an assignment for the benefit of Company’s creditors.

15.4 Termination for Breach; Other Termination.

(a) In the event that (i) Company commits a material breach of its obligations under this Agreement, or (ii) LLS fails to pay any amount to Company hereunder when such amount is due and payable and, in either case, the breaching Party fails to cure that breach within thirty (30) days after receiving written notice thereof from the non-breaching Party, the non-breaching Party may terminate this Agreement immediately upon written notice to the breaching Party.

(b) Upon a grant by Company to LLS of the LLS License pursuant to Section 7.2, this Agreement shall automatically terminate. Such termination shall not be deemed a termination upon material breach by Company pursuant to Section 15.4(a).

15.5 Effect of Termination. In the event that LLS terminates this Agreement for any reason other than pursuant to Section 15.4(a) upon a material breach by Company of its obligations under this Agreement, in the event Company terminates this Agreement pursuant to Section 15.4(a) upon a material breach by LLS of any of its obligations under this Agreement, or in the event this Agreement terminates pursuant to Section 12, LLS shall compensate Company for the work it has completed up to the date of termination by paying Company (a) the balance of any Funding owed for

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each completed Milestone, and (b) the amount of any reasonable accrued costs and non-cancelable obligations directly related to the Research Program incurred by Company prior to the receipt of notice of termination, such payment to be made within thirty (30) days following the verification of such amount; provided, however, such payment, together with all other Funding payments made pursuant to this Agreement, shall not exceed the total amount of Funding to be provided by LLS pursuant to Section 2. Furthermore, in such event, all Funding provided by LLS under this Agreement and the 2009 Agreement shall be considered a non-repayable grant to Company, and the provisions of Sections 7.1 and 7.2 (other than the provisions relating to the grant of the LLS License and matters relating to such grant) shall not survive the termination of this Agreement, notwithstanding anything to the contrary set forth in this Agreement. Company shall provide such documentation of completed Milestones, accrued costs and non-cancelable commitments as LLS may reasonably request.

In the event that LLS terminates this Agreement pursuant to Section 15.4(a) upon a material breach by Company of its obligations under this Agreement, Company shall within one hundred eighty (180) days of termination repay to LLS an amount equal to that portion of the Funding that LLS had paid to Company pursuant to this Agreement, provided, if Company challenges the justification for such termination, the matter shall be treated as a Dispute pursuant to Section 14, and the provisions of Sections 7.1, 7.2 and 10 shall not survive the termination of this Agreement.

In the event Company terminates this Agreement pursuant to the first sentence of Section 15.2, Company shall pay to LLS the following amount, as applicable, in each case less any amounts previously paid to LLS by Company pursuant to Section 10: (i) if termination occurs prior to the secondary endpoint analyses from the Research Program (estimated to occur in the fourth calendar quarter of 2014), an amount equal to *********** the Total Funding, (ii) if termination occurs after the secondary endpoint analyses from the Research Program but prior to the First Commercial Sale of a Product, an amount equal to ********************************************** the Total Funding, or (iii) if termination occurs after the First Commercial Sale of a Product, an amount equal to ********************************* the Total Funding. Any such payment shall be made within thirty (30) days after such termination.

15.6 Force Majeure. Neither Party will be responsible for delay resulting from causes beyond the reasonable control of such Party, including without limitation fire, explosion, flood, war, acts of terrorism, strike or riot, provided that the non-performing party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch when such causes are removed.

15.7 Survival. The following provisions shall survive the expiration or termination of this Agreement except to the extent otherwise expressly provided in this Agreement: Sections 4.4, 6, 7.2, 8, 9, 11, 14, 15.5, 15.6, 15.7, 16.1, 16.2, 16.4, 16.5, 16.7, 16.10, 16.11, 16.12, 16.13, 16.14 and 16.15 and all definitions applicable to those sections.

16.	Miscellaneous Provisions.

16.1 Indemnification. Company agrees to indemnify, hold harmless and defend, LLS and LLS directors, officers, representatives, employees and agents and their respective successors, heirs and assigns (each an “Indemnitee”) from and against any and all claims, losses, expenses, demands,

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suits, liability or damage for personal injury, property damage or otherwise, including reasonable attorneys’ fees, (collectively “Claims”), arising directly or indirectly from, relating to, or resulting from (a) any research performed under this Agreement, including research undertaken by one or more investigators or subcontractors pursuant to one or more agreements between Company and its subcontractors and investigators, (b) any product developed in whole or in part from such research, (c) any claim of infringement or misappropriation of intellectual property, (d) any material breach of its representations, warranties, covenants or obligations under this Agreement and (e) the conduct of Company’s business or operations outside of the Research Program.

Notwithstanding the foregoing, Company shall have no obligations pursuant to this Agreement to defend or indemnify LLS from any liability, loss, damage or expense to the extent it arises from (a) LLS’s negligence or willful misconduct, (b) any material breach by LLS of its representations, warranties, covenants or obligations under this Agreement and (c) the conduct by LLS of its business or operations outside of the Research Program

16.2 Indemnification Procedures.

16.2.1 In the case of any Claim asserted against an Indemnitee, such Indemnitee shall (i) notify Company in writing as soon as it becomes aware of any Claim and shall permit Company (at the expense of Company) to assume defense of any Claim and (ii) cooperate fully with the legal representative chosen by Company, who shall be reasonably satisfactory to Indemnitee, provided that the failure of any Indemnitee to give notice as provided herein shall not relieve Company of its indemnification obligation hereunder except to the extent that such failure results in a lack of actual notice to Company and Company is materially prejudiced as a result of such failure to give notice.

16.2.2 Except with the prior written consent of the Indemnitee, Company shall not consent to entry of any judgment or enter into any settlement that provides for injunctive or other non-monetary relief affecting the Indemnitee or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnitee of a release from all liability with respect to such Claim.

16.2.3 If the Indemnitee in good faith determines that the conduct of the defense of any Claim subject to indemnification under this Agreement or any proposed settlement of any such Claim by Company might be expected to affect adversely the Indemnitee’s tax status, reputation, the ability of the Indemnitee to conduct its business or fulfill its mission, the Indemnitee will have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to that portion of the Claim at the sole cost of Company, provided that if the Indemnitee does so take over and assume control, the Indemnitee may not settle such Claim with the written consent of Company, such consent not to be unreasonably withheld or delayed.

16.3 Insurance.

16.3.1 Company represents and warrants that it has and will maintain during the Term liability insurance in an amount as is customarily carried by entities engaged in activities similar to those contemplated by this Agreement, but in no event less than $5 million for a single occurrence and $10 million in the aggregate. Insufficient insurance or self-insurance coverage shall not relieve Company of its indemnification obligations under Section 16.1.

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16.3.2 In addition to the liability insurance referred to in Section 16.3.1 above, Company has and will maintain during the Term workmen’s compensation and other insurance coverage in amounts appropriate to the conduct of Company’ business activities and the services and research contemplated by this Agreement and in conformance with applicable legal and regulatory requirements.

16.3.3 Company shall add LLS as an additional insured to its insurance policies with respect to the Research Program and shall cause its insurance policies to provide for thirty (30) days’ prior written notice to LLS by the insurance carrier of cancellation, expiration or modification of the insurance policy and will furnish to LLS certificates of insurance evidencing the foregoing within thirty (30) days after the Effective Date.

16.4 Limitation on Liability. It is agreed by the Parties that neither Party shall have a right to or shall claim its special, indirect or consequential damages, including lost profits, for breach of this Agreement.

16.5 Publicity; Use of Party’s Name. Neither Party shall use the name of the other Party, its trademarks, service marks, logos, or the name of any principal investigator, or any employee or agent, for any press release, marketing, advertising, public relations or other purposes without the prior written consent of the other Party, except that either Party may use the name of each other, disclose the existence of this Agreement, and include a general description of the nature of the Research Program (for example, as set forth in Exhibit A and C) in any descriptions on its website, in its research portfolio, fundraising activities and its reporting requirements. If Company successfully develops a treatment for a blood cancer or their complications in the Field utilizing information developed in whole or in part from the Research Program, then Company shall acknowledge LLS’s financial contribution in any announcement or publication made by Company directly related to such event.

16.6 Relationship of Parties. The Parties do not intend this Agreement to create a legal partnership, joint venture, or agency relationship. There are no third party beneficiaries to this Agreement. The activities and resources of each Party shall be managed by such Party, acting independently and in its individual capacity and the Parties shall have a relationship of independent contractors with respect to each other. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any third party.

16.7 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute or would require or permit the application of the laws of another jurisdiction.

16.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument. This Agreement may be executed and delivered by facsimile or electronic transmission, which shall be binding on the party delivering a copy via facsimile or electronic transmission.

16.9 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

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16.10 Assignment and Subcontracting. This Agreement may not be assigned by either Party without the prior written consent of the other Party, except that Company may assign this Agreement to an affiliate or to a successor in connection with the merger, consolidation or sale of all or substantially all of Company’s assets or that portion of its assets or business to which this Agreement relates, so long as the affiliate or successor assumes in writing the obligations of this Agreement. Any assignment or attempted assignment in violation of this provision shall be null and void unless agreed upon in writing by both Parties.

16.11 Entire Agreement; Amendment and Waiver. This Agreement and all Exhibits attached hereto, constitute the entire agreement and understanding of the Parties with respect to the subject matter of the Agreement and supersedes any prior and contemporaneous understandings, proposals and agreements, whether written or oral, between the Parties relating to its subject matter. The 2009 Agreement is not superseded hereby other than Sections 7.1, 7.2 and 10 and the third paragraph of Section 15.5 thereof which are superseded and no longer effective. In the event of any conflict between this Agreement and the 2009 Agreement, the terms of this Agreement shall prevail. Any amendment, alteration or modification must be in writing and signed by the Parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

16.12 Notice. Any notice required or permitted to be given hereunder shall be deemed given: when personally delivered; upon confirmed receipt of electronic delivery by email or facsimile; upon receipt by delivery by recognized overnight delivery service; or five (5) days after being deposited in the mail, with postage prepaid for certified mail, return receipt requested, addressed as follows:

COMPANY

Address:	303B College Road East Princeton, NJ 08540 USA

	Lawrence Mayer, Ph.D., President & Head of Research	604-675-2103 Lmayer@celatorpharma.com

Senior Management:

	Scott Jackson, R.Ph., M.B.A. CEO	609-243-0123 sjackson@celatorpharma.com

For Legal Issues:

For Legal Issues, with a copy to:	Duane Morris LLP Attention: Kathleen M. Shay	30 South 17th Street Philadelphia, PA 19103 215-979-1210 kmshay@duanemorris.com

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THE LEUKEMIA & LYMPHOMA SOCIETY

Address:	1311 Mamaroneck Ave, Suite 310, White Plains, New York 10605

Senior Management:	Richard Winneker, Ph.D., Senior Vice President for Research	914-821-8310 richard.winneker@lls.org

For Legal Issues:	James Nangle; Chief Financial Officer	914-821-8824 jimmy.nangle@lls.org

For Legal Issues, with copy to:	Holland & Knight LLP Attention: Neal N. Beaton	31 West 52nd Street, 11th Floor New York, New York 10019 212-513-3470 neal.beaton@hklaw.com or, in each case, to such other address or facsimile number or to the attention of such other person as may be specified in writing by such Party to the other Party.

16.13 Severability. If any provision of this Agreement is inoperative or unenforceable for any reason in any jurisdiction, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case, circumstance or jurisdiction, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

16.14 Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

16.15 Construction of this Agreement. In any construction of this Agreement, the Agreement shall not be construed against any Party based upon the identity of the drafter of the Agreement or any provision of it.

16.16 Further Assurances. Each Party agrees to execute all such further instruments and documents and take all such further actions as the other Party may reasonably require in order to effectuate the terms hereof.

(Signature page follows.)

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

CELATOR PHARMACEUTICALS, INC.
By:
Scott Jackson
Chief Executive Officer
June , 2012
THE LEUKEMIA & LYMPHOMA SOCIETY
By:
James T. Nangle
Chief Financial Officer
June , 2012

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Exhibit A

Company Proposal

See Attached

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Exhibit B

Deliverables and Milestones

Est.
Milestone	Number	Date	Payment

Signing agreement	Ml	Jun 30	****
First IRB approval	M2	3Q12	****
FPI	M3	4Q12	****
50% enrollment	M4	4Q13	****
Complete enrollment	M5	3Q14	****
Secondary endpoint analyses	M6	4Q14	****
Primary endpoint analysis	M7	3Q15	****

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Exhibit C

Budget

(In Thousands)

Base Case Clinical - External Costs	2012	2013		2014		2016		2016		Total
GranB	$ ****	$	****	$	****		**** S		**** ;		****
MonMng	****		****		****		****		****		****
Invesfipilor Sponsored Studies	****		****		****		****		****		****
Trial Insurance	****		****		****		****		****		****

	****		****		****		****		****		****

Clinical Trial Support and Data Analyses:
Travel Costs	****		****		****		****		****		****
Data House	****		****		****		****		****		****
Stat. House	****		****		****		****		****		****
PK House	****		****		****		****		****		****
Independent Pathology	****		****		****		****		****		****
DSMB (same data house as study)	****		****		****		****		****		****
IRB submission and re-approvals	****		****		****		****		****		****
Equipment (IV equip., refrigerators. etc.)	****		****		****		****		****		****
Printing	****		****		****		****		****		****
QA (I database)	****		****		****		****		****		****
Pharmacoeconomic Assessment	****		****		****		****		****		****
Central laboratory for copper, molecular markers	****		****		****		****		****		****
Screening Cytogenetics	****		****		****		****		****		****
Population pK -lab/samples	****		****		****		****		****		****
Cardiac Image Collection/Review	****		****		****		****		****		****
Consulting	****		****		****		****		****		****
Regulatory Meetings	****		****		****		****		****		****
Software	****		****		****		****		****		****

	****		****		****		****		****		****

	****	$	*****	$	****	$	****	$	****	$	****

Base-Case Phase III Budget:

External clinical costs to complete Phase III trial

CONFIDENTIAL

Exhibit C

Budget (cont.)

Base-Case Phase III Budget:

Includes all internal and external costs to complete study and run company 9 mo. after OS endpoint

Celator Pharmaceuticals, Inc.

Budgets 2012-2016

April, 2012

	Jul-Dec	Jan-Dec	Jan-Dec	Jan-Dec	Jan-Jun
(In Thousands)	2012	2013	2014	2015	2016	Total
Base Case Phase 3 301
Salaries	****	****	****	****	****	****
Drug Manufacturing and Stability Tests	****	****	****	****	****	****

Clinical Trial External:
Institution Related:						]
Grants	****	****	****	****	****	****
Monitcring	****	****	****	****	****	****
Investigator Sponsored Studies	****	****	****	****	****	****
Insurance	****	****	****	****	****	****
Trial Support and Data Analyses	****	****	****	****	****	****
Travel and Dues	****	****	****	****	****	****
IP	****	****	****	****	****	****
General and Administration (GSA)	****	****	****	****	****	****
TOTAL	****	****	****	****	****	****

CONFIDENTIAL

Exhibit D

Research Advisory Committee

From Company:

Lawrence Mayer, Ph.D. – President, Head of Research

Arthur Louie, M.D. – Chief Medical Officer

From LLS:

Richard Winneker, PhD, SVP Research

Keting Chu, MD, PhD, Vice President TAP

CONFIDENTIAL